Exhibit (d)(95)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

FMR Co., Inc.

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Salem Street Trust	Fidelity Global Strategies Fund	Asset Allocation	06/19/2008

Agreed and Accepted

as of April 1, 2015

FMR Co., Inc.	FMR Investment Management (U.K.) Limited

By: /s/William E. Dailey By: /s/Mark Flaherty

Name: William E. Dailey Name: Mark Flaherty

Title: Treasurer Title: Director